Exhibit 99

Media Contact:    Tom Robinson
   816-556-2902

Investor Contact:    Todd Kobayashi
   816-556-2312

FOR IMMEDIATE RELEASE

GREAT PLAINS ENERGY ANNOUNCES STRONG 2004 RESULTS

Company Establishes 2005 Earnings Guidance

Kansas City, MO, February 2, 2005 – Great Plains Energy Incorporated (NYSE:GXP) today announced full year 2004 earnings available for common shareholders of $179.2 million, compared to 2003 earnings of $143.3 million. Earnings per share in 2004 increased to $2.49 on more shares outstanding compared to $2.07 in 2003.

Ongoing earnings, defined by the Company as Generally Accepted Accounting Principles (GAAP) earnings adjusted for certain unusual items, in the full year 2004 were $177.2 million, a 19% increase over 2003. Ongoing earnings per share in 2004 were $2.46 on more shares outstanding compared to $2.15 in 2003. The unusual items excluded from ongoing earnings in 2004 were a $0.10 per share gain from discontinued operations at KLT Gas and a loss of $0.07 per share, recognized in the fourth quarter, for an asset impairment related to an anticipated first quarter 2005 sale of Worry Free Service, Inc., a wholly owned residential services provider.

Chairman Michael Chesser said, “We had a great year and a very strong fourth quarter due to higher wholesale prices and strong performance of our generation fleet. We also benefited from a lower composite tax rate in the fourth quarter. These items enabled the Company to overcome significantly unfavorable summer weather affecting retail sales at KCP&L and a difficult market environment for Strategic Energy. Our strong operational results in 2004 provide a good foundation for what we anticipate to be a more challenging 2005.”

Great Plains Energy’s ongoing earnings guidance for 2005 is $2.05 to $2.20 per share (as outlined in Attachment F). The difference between 2004 ongoing earnings and 2005 guidance is due primarily to the following factors: a significant projected increase in 2005 fuel costs at KCP&L; lower anticipated 2005 margins at Strategic Energy; expiration of a portion of the Company’s investment tax credits in 2005, a full year’s recognition of additional shares outstanding from the Company’s June 2004 stock offering; and the absence of the 2004 impact of the lower composite tax rate on deferred tax balances. These factors are projected to more than offset projected retail load growth and expense savings at KCP&L as well as substantially lower holding company costs in 2005.

Chesser added, “We are making steady progress in our collaborative negotiations on KCP&L’s proposed comprehensive energy framework. We are seeking an agreement that enables us to balance the needs of shareholders, customers, regulators and our community to meet the growing demand for electricity in our region.”

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Fourth quarter 2004 earnings were $35.6 million compared to a loss of $4.7 million in the fourth quarter of 2003. Earnings per share were $0.48 in the fourth quarter this year on more shares outstanding versus a loss of $0.07 in the fourth quarter of 2003. Fourth quarter 2003 earnings reflects a $0.41 per share loss from discontinued operations at KLT Gas Inc.

Ongoing earnings for the fourth quarter of 2004 were $39.6 million compared to $21.4 million in the fourth quarter of 2003. Ongoing earnings per share for the fourth quarter of 2004 were $0.53 on more shares outstanding compared to $0.30 for the same quarter last year. The increase in ongoing earnings resulted primarily from an $18.2 million or 48% increase in wholesale power revenues compared to the same quarter last year. In addition, the Company also recognized a $10.8 million benefit from a lower composite tax rate, including an $8.6 million adjustment on deferred tax balances. Reported earnings are reconciled to ongoing earnings for the 2004 and 2003 fourth quarter and full year periods in Attachment B & C respectively.

Kansas City Power & Light

KCP&L’s full year 2004 earnings were $150.0 million compared to $127.2 million in 2003. Earnings per share were $2.08 in 2004 on more shares outstanding compared to $1.84 in 2003.

Ongoing earnings at KCP&L were $150.0 million in the full year 2004, up 29% compared to 2003. Ongoing earnings per share were $2.08 in 2004 on more shares outstanding versus $1.68 in 2003. Record wholesale revenues and substantial tax benefits drove 2004 results.

Revenues in the full year 2004 were $1.09 billion, up slightly compared to $1.05 billion in 2003. Retail revenues were down 1% in 2004 compared to 2003. Normalized for weather variances in both periods, retail revenues grew approximately 2% over 2003.

Wholesale revenues were a record $200.2 million, up 27% over 2003. Average wholesale electricity prices for 2004 were up 13% over the 2003 average. Wholesale MWhs sold for 2004 were up 14% compared to 2003. Performance of the coal baseload fleet in 2004 was strong with equivalent availability of 84% and a capacity factor of 80%, both slightly higher than in 2003. Total baseload performance, which includes the Wolf Creek nuclear plant, set new records in both equivalent availability and capacity factors in 2004. Wholesale MWh volume also benefited from lower retail demand due to unfavorable weather, particularly during the summer months of 2004, and the absence in 2004 of a refueling outage at the Wolf Creek nuclear plant.

Income taxes at KCP&L decreased $10.1 million in 2004 due to the previously mentioned lower composite tax rate. KCP&L’s income taxes also decreased by $5.9 million due to the allocation of tax benefits from holding company losses pursuant to the Company’s inter-company tax allocation agreement.

KCP&L’s fourth quarter 2004 earnings were $31.6 million compared to $12.6 million in the same period of 2003. Ongoing earnings at KCP&L more than doubled to $31.6 million in the fourth quarter of 2004 compared to $12.1 million in the fourth quarter of 2003.

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Revenues for the quarter were $245.6 million, up 10% compared to $223.1 million in 2003. Retail revenues in the fourth quarter were up 2% compared to the same period in 2003. Normalized for weather variances in both periods, retail revenues grew approximately 3% over 2003.

Wholesale revenues in the quarter were a record $56.2 million, up 48% over the same quarter of 2003. Average wholesale electricity prices in the fourth quarter were substantially higher than expected, up 29% compared to the fourth quarter of 2003 and up 25% compared to the third quarter of 2004. Wholesale MWhs sold for the fourth quarter were up 17% compared to the same period in 2003. The increase in MWhs sold was supported by solid equivalent availability and capacity factor for the coal baseload fleet of 85% and 81%, respectively, as well as the absence in 2004 of a refueling outage at the Wolf Creek nuclear plant.

Strategic Energy

Full year 2004 earnings from Strategic Energy were $42.5 million, up 7% compared to earnings of $39.6 million in 2003. Earnings per share were $0.59 in 2004 on more shares outstanding versus $0.57 in 2003. Earnings in 2004 reflect Great Plains Energy’s May purchase of an additional 11.45% indirect interest in Strategic Energy.

Strategic Energy continued its growth in MWhs delivered, which increased to 20.3 million in 2004, up 22% over 2003. However, gross margin per MWh declined to approximately $6.15 versus $7.35 in 2003. The environment of high wholesale electricity prices continues to create a challenging sales and gross margin environment for competitive suppliers. Strategic Energy’s gross margin was also impacted by the roll-off of older, higher-margin contracts, increased competition and a $4.2 million increase in tax reserves during the year, partially offset by $1.7 million in mark to market net unrealized gains on energy contracts that, although economic hedges, did not qualify for hedge accounting and from hedge ineffectiveness. Other operating expenses increased 22% to support the growing operation. Income taxes on Strategic Energy earnings decreased by $3.1 million due to the allocation of tax benefits from holding company losses pursuant to the Company’s inter-company tax allocation agreement.

In the fourth quarter of 2004, Strategic Energy’s earnings were $10.5 million, up 12% compared to earnings of $9.4 million in the same period in 2003. MWhs delivered in the quarter were 5.1 million, up 15% over the same period in 2003. Gross margin per MWh declined to approximately $6.15 in the quarter compared to $6.85 in the fourth quarter of 2003. Gross margin in the quarter was impacted by the economic factors mentioned above. Gross margin was also reduced in the quarter by $2.2 million in mark to market net unrealized losses on energy contracts and hedge ineffectiveness. Other operating expenses increased 12% in the quarter compared to the fourth quarter of 2003. The average expected margin from retail contracts signed in the quarter was in the range of $3.50 — $4.00.

Strategic Energy made progress on building backlog for future delivery in the quarter despite the challenging environment for competitive supply. At December 31, contracted backlog for 2005 was approximately 15.4 million MWhs, compared to 13.7 million at the end of the third quarter of 2004. The average contract length in total backlog at year-end was just under 12 months and the customer retention rate for the year was 79%.

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Non-GAAP Financial Measure

Great Plains Energy provides in its earnings releases descriptions of “ongoing earnings” in addition to earnings calculated in accordance with GAAP. Great Plains Energy also provides its earnings guidance in terms of ongoing earnings. Ongoing earnings is a non-GAAP financial measure that differs from GAAP earnings because it excludes the effect of certain unusual items. Ongoing earnings for historical periods are reconciled to GAAP earnings in Attachments B & C.

Great Plains Energy believes ongoing earnings provides to investors a useful indicator of its results that are comparable among periods because it excludes the effects of unusual items, which may occur on an irregular basis. Investors should note that this non-GAAP measure involves judgments by management including whether an item is classified as an unusual item. Ongoing earnings is used internally to measure performance against budget and in reports for management and the board of directors.

Great Plains Energy Incorporated (NYSE:GXP) headquartered in Kansas City, MO, is the holding company for Kansas City Power & Light Company, a leading regulated provider of electricity in the Midwest; and Strategic Energy LLC, a competitive electricity supplier. The Company’s web site is www.greatplainsenergy.com.

CERTAIN FORWARD-LOOKING INFORMATION — Statements made in this release that are not based on historical facts are forward-looking, may involve risks and uncertainties, and are intended to be as of the date when made. In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company is providing a number of important factors that could cause actual results to differ materially from the provided forward-looking information. These important factors include: future economic conditions in the regional, national and international markets, including but not limited to regional and national wholesale electricity markets; market perception of the energy industry and the Company; changes in business strategy, operations or development plans; effects of current or proposed state and federal legislative and regulatory actions or developments, including, but not limited to, deregulation, re-regulation and restructuring of the electric utility industry and constraints placed on the Company’s actions by the Public Utility Holding Company Act of 1935; adverse changes in applicable laws, regulations, rules, principles or practices governing tax, accounting and environmental matters including, but not limited to, air quality; financial market conditions and performance including, but not limited to, changes in interest rates and in availability and cost of capital and the effects on the Company’s pension plan assets and costs; ability to maintain current credit ratings; inflation rates; effectiveness of risk management policies and procedures and the ability of counterparties to satisfy their contractual commitments; impact of terrorist acts; increased competition including, but not limited to, retail choice in the electric utility industry and the entry of new competitors; ability to carry out marketing and sales plans; weather conditions including weather-related damage; cost, availability and deliverability of fuel; ability to achieve generation planning goals and the occurrence of unplanned generation outages; delays in the anticipated in-service dates of additional generating capacity; nuclear operations; ability to enter new markets successfully and capitalize on growth opportunities in non-regulated businesses; performance of projects undertaken by the Company’s non-regulated businesses and the success of efforts to invest in and develop new opportunities; and other risks and uncertainties. This list of factors is not all-inclusive because it is not possible to predict all factors.

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Attachment A

GREAT PLAINS ENERGY
Consolidated Statements of Income
(Unaudited)
	Three Months Ended		Year Ended
	December 31		December 31
	2004	2003	2004	2003

Operating Revenues	(thousands, except per share amounts)
Electric revenues - KCP&L	$245,620	$223,137	$1,090,067	$1,054,900
Electric revenues - Strategic Energy	347,873	296,193	1,370,760	1,089,663
Other revenues	696	753	3,191	3,482

Total	594,189	520,083	2,464,018	2,148,045

Operating Expenses
Fuel	44,249	34,416	179,362	160,327
Purchased power - KCP&L	8,698	11,012	52,533	53,163
Purchased power - Strategic Energy	316,885	266,058	1,247,522	968,967
Other	87,489	80,214	324,237	295,383
Maintenance	20,297	20,514	83,603	85,416
Depreciation and amortization	37,987	36,632	150,071	142,763
General taxes	24,264	21,985	102,756	98,461
(Gain) loss on property	5,904	(1,536)	5,133	(23,703)

Total	545,773	469,295	2,145,217	1,780,777

Operating income	48,416	50,788	318,801	367,268
Non-operating income	2,204	1,820	6,799	7,414
Non-operating expenses	(1,791)	(1,664)	(15,184)	(20,462)
Interest charges	(27,752)	(18,436)	(83,030)	(76,171)

Income from continuing operations before income taxes,
loss from equity investments and minority interest in
subsidiaries	21,077	32,508	227,386	278,049
Income taxes	12,822	(6,941)	(54,451)	(78,565)
Loss from equity investments	(457)	(307)	(1,531)	(2,018)
Minority interest in subsidiaries	1,283	(797)	2,131	(7,764)

Income from continuing operations	34,725	24,463	173,535	189,702
Gain (loss) from discontinued operations, net of
income taxes	1,228	(28,740)	7,276	(44,779)

Net income (loss)	35,953	(4,277)	180,811	144,923
Preferred stock dividend requirements	411	412	1,646	1,646

Earnings available for common stock	$35,542	$(4,689)	$179,165	$143,277

Average number of common shares outstanding	74,341	69,256	72,028	69,206
Basic and diluted earnings (loss) per common share
Continuing operations	$0.46	$0.34	$2.39	$2.72
Discontinued operations	0.02	(0.41)	0.10	(0.65)

Basic and diluted earnings (loss) per common share	$0.48	$(0.07)	$2.49	$2.07

Cash dividends per common share	$0.415	$0.415	$1.66	$1.66

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Attachment B

GREAT PLAINS ENERGY
Consolidated Earnings and Earnings Per Share
Three Months Ended December 31
(Unaudited)

			Earnings per Great
	Earnings		Plains Energy Share

	2004	2003	2004	2003

	(millions)
KCP&L	$31.6	$12.6	$0.43	$0.18
Strategic Energy	10.5	9.4	0.14	0.14
KLT Investments	3.7	4.0	0.05	0.06
Other	(11.1)	(1.5)	(0.15)	(0.03)

Income from continuing operations	34.7	24.5	0.47	0.35
KLT Gas discontinued operations,
net of income taxes	1.3	(28.8)	0.02	(0.41)
Preferred dividends	(0.4)	(0.4)	(0.01)	(0.01)

Earnings available for common stock	$35.6	$(4.7)	$0.48	$(0.07)

Reconciliation of GAAP to Non-GAAP
Earnings available for common stock	$35.6	$(4.7)	$0.48	$(0.07)
Reconciling items
KLT Gas -- Discontinued operations	(1.3)	28.8	(0.02)	0.41
Other -- Worry Free impairment	5.3	-	0.07	-
Other -- DTI	-	(2.2)	-	(0.03)
KCP&L -- Hawthorn No. 5 Litigation Settlements	-	(0.5)	-	(0.01)

Ongoing earnings	$39.6	$21.4	$0.53	$0.30

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Attachment C

GREAT PLAINS ENERGY
Consolidated Earnings and Earnings Per Share
Year Ended December 31
(Unaudited)

			Earnings per Great
	Earnings		Plains Energy Share

	2004	2003	2004	2003

	(millions)
KCP&L	$150.0	$127.2	$2.08	$1.84
Strategic Energy	42.5	39.6	0.59	0.57
KLT Investments	11.2	8.1	0.16	0.12
Other	(30.2)	14.8	(0.42)	0.21

Income from continuing operations	173.5	189.7	2.41	2.74
KLT Gas discontinued operations,
net of income taxes	7.3	(36.1)	0.10	(0.52)
R. S. Andrews discontinued operations,
net of income taxes	-	(8.7)	-	(0.13)
Preferred dividends	(1.6)	(1.6)	(0.02)	(0.02)

Earnings available for common stock	$179.2	$143.3	$2.49	$2.07

Reconciliation of GAAP to Non-GAAP
Earnings available for common stock	$179.2	$143.3	$2.49	$2.07
Reconciling items
KLT Gas -- Discontinued operations	(7.3)	36.1	(0.10)	0.52
R. S. Andrews -- Discontinued operations	-	8.7	-	0.13
Other -- Worry Free impairment	5.3	-	0.07	-
Other -- DTI	-	(28.1)	-	(0.41)
KCP&L -- Hawthorn No. 5 Litigation Settlements	-	(11.3)	-	(0.16)

Ongoing earnings	$177.2	$148.7	$2.46	$2.15

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Attachment D

GREAT PLAINS ENERGY
Summary Income Statement by Segment
Three Months Ended December 31, 2004
(Unaudited)

	Consolidated		Strategic
	GPE	KCP&L	Energy	Other

	(millions)
Operating revenues	$594.2	$245.6	$348.3	$0.3
Fuel	(44.3)	(44.3)	-	-
Purchased power	(325.5)	(8.7)	(316.8)	-
Other operating expense	(132.1)	(111.8)	(13.6)	(6.7)
Depreciation and amortization	(38.0)	(36.2)	(1.6)	(0.2)
Gain (loss) on property	(5.9)	1.3	-	(7.2)

Operating income (loss)	48.4	45.9	16.3	(13.8)
Non-operating income (expenses)	0.3	-	1.0	(0.7)
Interest charges	(27.7)	(24.4)	(0.7)	(2.6)
Income taxes	12.8	8.8	(6.1)	10.1
Loss from equity investments	(0.4)	-	-	(0.4)
Minority interest in subsidiaries	1.3	1.3	-	-
Discontinued operations (KLT Gas)	1.3	-	-	1.3

Net income (loss)	$36.0	$31.6	$10.5	$(6.1)

Earnings (loss) per GPE common share	$0.48	$0.43	$0.14	$(0.09)

GREAT PLAINS ENERGY
Summary Income Statement by Segment
Year Ended December 31, 2004
(Unaudited)

	Consolidated		Strategic
	GPE	KCP&L	Energy	Other

	(millions)
Operating revenues	$2,464.0	$1,090.1	$1,372.4	$1.5
Fuel	(179.4)	(179.4)	-	-
Purchased power	(1,300.0)	(52.5)	(1,247.5)	-
Other operating expense	(510.6)	(439.6)	(51.3)	(19.7)
Depreciation and amortization	(150.1)	(144.3)	(4.8)	(1.0)
Gain (loss) on property	(5.1)	1.9	-	(7.0)

Operating income (loss)	318.8	276.2	68.8	(26.2)
Non-operating income (expenses)	(8.4)	(1.9)	1.7	(8.2)
Interest charges	(83.0)	(73.7)	(0.7)	(8.6)
Income taxes	(54.5)	(55.7)	(24.3)	25.5
Loss from equity investments	(1.5)	-	-	(1.5)
Minority interest in subsidiaries	2.1	5.1	(3.0)	-
Discontinued operations (KLT Gas)	7.3	-	-	7.3

Net income (loss)	$180.8	$150.0	$42.5	$(11.7)

Earnings (loss) per GPE common share	$2.49	$2.08	$0.59	$(0.18)

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Attachment E

GREAT PLAINS ENERGY
Consolidated Balance Sheets
(Unaudited)
	December 31
	2004	2003

ASSETS	(thousands)
Current Assets
Cash and cash equivalents	$127,129	$114,227
Restricted cash	7,700	20,850
Receivables	247,184	240,344
Fuel inventories, at average cost	21,121	22,543
Materials and supplies, at average cost	54,432	56,599
Deferred income taxes	13,065	686
Assets of discontinued operations	749	27,830
Other	20,857	14,293

Total	492,237	497,372

Nonutility Property and Investments
Affordable housing limited partnerships	41,317	52,644
Nuclear decommissioning trust fund	84,148	74,965
Other	32,739	44,428

Total	158,204	172,037

Utility Plant, at Original Cost
Electric	4,841,355	4,700,983
Less-accumulated depreciation	2,196,835	2,082,419

Net utility plant in service	2,644,520	2,618,564
Construction work in progress	53,821	53,250
Nuclear fuel, net of amortization of $127,631 and $113,472	36,109	29,120

Total	2,734,450	2,700,934

Deferred Charges
Regulatory assets	144,345	145,627
Prepaid pension costs	119,811	108,247
Goodwill	86,767	26,105
Other deferred charges	63,087	31,628

Total	414,010	311,607

Total	$3,798,901	$3,681,950

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Attachment E (continued)

GREAT PLAINS ENERGY
Consolidated Balance Sheets
(Unaudited)
	December 31
	2004	2003

LIABILITIES AND CAPITALIZATION	(thousands)
Current Liabilities
Notes payable	$20,000	$87,000
Current maturities of long-term debt	253,230	59,303
EIRR bonds classified as current	85,922	129,288
Accounts payable	199,952	186,747
Accrued taxes	46,993	39,886
Accrued interest	11,598	11,937
Accrued payroll and vacations	32,462	34,762
Accrued refueling outage costs	13,180	1,760
Supplier collateral	7,700	20,850
Liabilities of discontinued operations	2,129	4,607
Other	24,931	28,944

Total	698,097	605,084

Deferred Credits and Other Liabilities
Deferred income taxes	632,160	609,333
Deferred investment tax credits	33,587	37,571
Asset retirement obligations	113,674	106,694
Pension liability	95,805	89,488
Other	88,524	79,141

Total	963,750	922,227

Capitalization
Common stock equity
Common stock-150,000,000 shares authorized without par value
74,394,423 and 69,259,203 shares issued, stated value	765,482	611,424
Unearned compensation	(1,393)	(1,633)
Capital stock premium and expense	(32,112)	(7,240)
Retained earnings	451,491	391,750
Treasury stock-28,488 and 3,265 shares, at cost	(856)	(121)
Accumulated other comprehensive loss	(41,018)	(36,886)

Total	1,141,594	957,294
Cumulative preferred stock $100 par value
3.80% - 100,000 shares issued	10,000	10,000
4.50% - 100,000 shares issued	10,000	10,000
4.20% - 70,000 shares issued	7,000	7,000
4.35% - 120,000 shares issued	12,000	12,000

Total	39,000	39,000
Long-term debt	956,460	1,158,345

Total	2,137,054	2,154,639

Commitments and Contingencies

Total	$3,798,901	$3,681,950

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Attachment F

2005 Ongoing Earnings Guidance

	Range

Kansas City Power & Light	$1.86	-	$1.93

Strategic Energy*	0.36	-	0.41

KLT Investments	0.07	-	0.08

Other**	(0.24)	-	(0.22)

Consolidated Ongoing EPS***	$2.05	-	$2.20

*Represents Great Plains Energy’s indirect ownership interest in Strategic Energy of just under 100%.

**Other includes Home Service Solutions, Holding Company cost and other miscellaneous items.

***Great Plains Energy is unable to reconcile its 2005 ongoing earnings guidance to GAAP earnings per share because we do not predict the future impact of unusual items. The impact of unusual items could be material to our operating results computed in accordance with GAAP.

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